Exhibit 99.1

Allied Motion Reports Profit for the Third Quarter Ended September 30, 2009

DENVER--(BUSINESS WIRE)--November 4, 2009--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved net income for the quarter ended September 30, 2009, of $279,000 or $.04 per diluted share compared to net income of $704,000 or $.09 per diluted share for the quarter ended September 30, 2008. Revenues for the quarter were down 30% to $14,980,000 compared to $21,538,000 last year. Bookings for the quarter ended September 30, 2009, were $15,703,000, down 14% when compared to the $18,308,000 for the same quarter last year. Backlog at September 30, 2009, was $25,904,000, reflecting a 7% decrease from September 30, 2008, and a 10% increase from the backlog at the end of 2008.

During the nine months ended September 30, 2009, the Company had a net loss of $12,566,000 or $1.67 per diluted share compared to net income of $2,629,000 or $.35 per diluted share for the same nine months last year. The loss includes a pretax asset impairment charge of $15,986,000 ($11,105,000 after tax) and inventory adjustments of $600,000 ($417,000 after tax) primarily for excess and obsolete inventories recorded in the second quarter of 2009. Revenues for the first nine months this year were $44,215,000 compared to $68,399,000 for the same period last year, or a 35% decrease. Bookings for the first nine months this year were $45,843,000, down 29% when compared to the $64,499,000 for the same nine months last year.

The Company ended the third quarter with $2,750,000 of cash and $800,000 of bank debt as compared with $2,962,000 of cash and $2,400,000 of bank debt at June 30, 2009, or an improvement in our net cash and debt position of $1,388,000 for the quarter. The Company used $212,000 of cash during the third quarter which included repayment of its $2,400,000 term loan with the bank and drawing $800,000 on its bank line of credit. The repayment of the term loan was done as a result of amending its bank credit agreement during the third quarter, which now provides up to $8,000,000 and €2,000,000 of borrowing availability, amends certain financial covenants and waives violation of one of the previous financial covenants. The amended agreement is scheduled to terminate July 31, 2010, unless extended by the bank and the Company.

“While the Company continues to be adversely affected by the economy, we are encouraged by the third quarter results,” commented Dick Warzala, President and CEO of Allied Motion. “We did see improvements in our third quarter as compared to the second quarter with bookings up 19% and revenues up 7.5%. Additionally, our cost saving initiatives allowed us to generate a profit even though sales were down 30% from the same quarter of the previous year. As announced last week, in addition to creating positive technology synergies, we expect to realize annual savings in excess of $500,000 through the consolidation of our COPI encoder operation in Chatsworth, Calif., into our Emoteq facility in Tulsa, Okla. The move is expected to be complete by the end of 2009. Our balance sheet continues to strengthen and our operations continue to improve through the utilization of our AST lean enterprise tools. The productivity improvements and our new design activities allows us to have a positive outlook for the long-term growth prospects of Allied Motion.”

Headquartered in Denver, Colo., Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s November 4, 2009, conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2009	2008	2009	2008
Revenues	$14,980	$21,538	$44,215	$68,399
Cost of products sold	11,225	16,034	35,324	50,329
Gross margin	3,755	5,504	8,891	18,070
Operating expenses and other	3,343	4,454	27,110	14,159
Income (loss) before income taxes	412	1,050	(18,219)	3,911
(Provision for) benefit from income taxes	(133)	(346)	5,653	(1,282)

Net income (loss)	$279	$704	$(12,566)	$2,629
PER SHARE AMOUNTS:
Diluted income (loss) per share	$.04	$.09	$(1.67)	$.35
Diluted weighted average common shares	7,590	7,473	7,505	7,426

CONDENSED BALANCE SHEETS	September 30, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$2,750	$4,196
Trade receivables, net	8,327	10,008
Inventories, net	8,726	10,532
Other current assets	1,635	1,939
Total Current Assets	21,438	26,675
Property, plant and equipment, net	6,870	10,567
Goodwill and intangible assets, net	1,544	15,538
Deferred income taxes	5,455	--
Total Assets	$35,307	$52,780
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$800	$800
Accounts payable and other current liabilities	6,821	9,715
Total Current Liabilities	7,621	10,515
Long-term debt obligations	--	2,000
Other long-term liabilities	2,758	3,409
Total Liabilities	10,379	15,924
Stockholders’ Investment	24,928	36,856
Total Liabilities and Stockholders’ Investment	$35,307	$52,780

	For the Nine Months Ended September 30,
CONDENSED STATEMENTS OF CASH FLOWS	2009	2008
Cash flows from operating activities:
Net (loss) income	$(12,566)	$2,629
Depreciation and amortization	2,381	2,648
Changes in working capital balances and other	11,120	(493)
Net cash provided by operating activities	935	4,784

Cash flows from investing activities:
Purchase of property and equipment	(726)	(1,121)
Net cash used in investing activities	(726)	(1,121)

Net cash used in financing activities	(1,770)	(640)
Effect of foreign exchange rate changes on cash	115	(59)
Net (decrease) increase in cash and cash equivalents	(1,446)	2,964
Cash and cash equivalents at beginning of period	4,196	534
Cash and cash equivalents at September 30,	$2,750	$3,498

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303-799-8520
or
Sue Chiarmonte, 303-799-8520